                                                                     Exhibit 4.3

                                 PROMISSORY NOTE
$6,443,000                                                    New York, New York
                                                                   June 17, 1998

      FOR VALUE RECEIVED, the undersigned, OMI Corp., a Delaware Corporation ("Marine"), hereby promises to pay to the order of OMI Corporation ("OMI"), at its office at One Station Place, Stamford, CT 06902 (or such other place as OMI may direct from time to time), in lawful money of the United States and in immediately available funds, the principal amount of six million four hundred forty three thousand Dollars ($6,443,000) plus, interest on said principal amount, from the date hereof, payment of such amount to be secured by first priority mortgages on three work boats owned by OMI Petrolink Corp. and its subsidiaries and any net proceeds from the sale thereof (the "Collateral") pursuant to three First Preferred Mortgage Agreements executed by OMI Petrolink Corp. Nuelink Corp. and Harlink Corp, respectively (collectively, the
"Mortgage Agreements"). Payments of principal and interest shall be made in the amounts and on the dates set forth on the attached Annex A.

      Upon payment of a premium equal to $384,000 (which amount shall be added to the principal of this Note), Marine may prepay the outstanding principal of this Note, in whole, but not in part, upon 10 days' prior written notice to the holder of this Note. Prepayment hereunder shall be accompanied by payment of accrued interest calculated from the date of the immediately prior installment payment to the date of the next scheduled payment adjusted, pro rata, to the date of prepayment.

      Upon the completion of a debt (excluding bank borrowings) or equity offering by Marine, the proceeds of such offering (net of transaction costs) shall be used to repay this Note in full, and if such repayment constitutes a prepayment of this Note, such repayment shall be subject to the terms of the immediately preceding paragraph.

      Marine shall pay on demand interest on the outstanding unpaid principal amount of this Note that is not paid within 5 business days of when due and on the unpaid amount of all interest fees and other amounts then due and payable hereunder that is not paid within 5 business days of when due from the due date thereof to the date paid, at a rate per annum equal to 3% per annum above the rate of interest per annum borne by this Note.

      Marine is a duly organized and validly existing corporation, and is in good standing under the laws of Delaware and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary corporate action to authorize the execution, delivery and performance of this Note. This Note constitutes the legal, valid and binding obligation of Marine enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

      Neither the execution, delivery or performance by Marine of this Note, nor compliance by it with the terms and provisions hereof, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Marine pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument to which Marine is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents), as the case may be, of Marine.

      Upon the occurrence of any of the following specified events (each an "Event of Default"):

      1. Marine shall fail to pay any of the principal of this Note on the date when due or fail to pay any of the interest on this Note within 5 business days of the date when due; or

      2. The Mortgage Agreements or any provision thereof shall cease to be in full force and effect, or shall cease to give OMI first priority mortgages on the Collateral, and other rights, powers and privileges purported to be created thereby, or Marine shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Mortgage Agreements.

      3. Marine shall (i) default in any payment of principal of or interest on any indebtedness or contingent obligation (other than its obligation under this Note) or (ii) default in the observance or performance of any agreement or condition relating to any indebtedness or contingent obligation (other than this Note) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which is to permit such indebtedness or contingent obligation to be declared due and payable or such indebtedness or contingent obligation shall otherwise become due or required to be prepaid prior to its stated maturity (determined without regard to whether any notice is required); provided, that is shall not constitute an Event of Default pursuant to clause (i) or (ii) above unless the aggregate principal amount of all such indebtedness or contingent obligations as described in clauses (i) and (ii), inclusive, exceeds $100,000 at any one time; or

      4. (a) Marine shall (i) commence any case, proceeding or other action under any existing or fixture law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) com-mence any case, proceeding, or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or (iii) make a general assignment for the benefit of its creditors; (b) there shall be commenced against Marine any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days; (c) there shall be commenced against Marine any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty
            (60) days from the entry thereof; (d) Marine shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or
            (c) previously; or (e) Marine shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

      5. One or more final judgments or decrees shall be entered against Marine involving a liability not paid or fully covered by insurance in excess of $100,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

THEN, the holder hereof may declare the outstanding principal balance hereof immediately due and payable and Marine shall immediately pay to the holder all such amounts, with interest accrued but unpaid thereon to the date of payment in full at the applicable rate provided herein.

      Marine, for itself, its successors and assigns, hereby waives diligence, presentment, protest, and demand and notice of protest, demand, dishonor, and nonpayment of this Note.

      Neither acceptance by the holder hereof of partial or delinquent payment nor any failure on the part of the holder to exercise, or any delay in exercising, any right under this Note shall operate as a waiver of any obligation of Marine or any right of the holder, and no single or partial exercise of any right under this Note shall preclude any other or farther exercise thereof or the exercise of any other right. No waiver, amendment, alteration or other modification of any provision of this Note shall in any event be effective unless the same shall be in writing and signed by the holder. The remedies provided in this Note are cumulative and not exclusive of any remedies provided by law. All of the covenants, provisions, and conditions herein contained are made on behalf of, and shall apply to and bind the respective distributees, personal representatives, successors, and assigns of Marine, jointly and severally. Marine agrees to pay all collection expenses, court costs, and reasonable attorney fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Note.


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      This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws or principles thereof.

                                        OMI CORP.
                                        a Delaware Corporation


                                        By /s/ V. de Sostca
                                           -------------------------------------
                                           Name:  Vincent de Sostca
                                           Title: S.V.P.


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

                                                                         ANNEX A

                                                                  Total Payment
                      Outstanding   Principal                      Due (Interest
Payment Date           Principal     Payment   Interest Payment  Plus Principal)
------------           ---------     -------   ----------------  ---------------
16 June 1998           6,443,000                                          0
01 November 1998       6,443,000     175,000       268,333          443,333
01 May 1999            6,268,000     175,000       350,000          525,000
01 November 1999       6,093,000     175,000       350,000          525,000
01 May 2000            5,918,000     175,000       350,000          525,000
01 November 2000       5,743,000     175,000       350,000          525,000
01 May 2001            5,568,000     175,000       350,000          525,000
01 November 2001       5,393,000     175,000       350,000          525,000
01 May 2002            5,218,000     175,000       350,000          525,000
01 November 2002       5,043,000     175,000       350,000          525,000
01 May 2003            4,868,000     175,000       350,000          525,000
01 November 2003       4,693,000   4,693,000       350,000        5,043,000
                                   ---------     ---------       ----------
Total:                             6,443,000     3,768,333       10,211,333